Exhibit 10.12

ACUCELA INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 1, 2012 (the “Effective Date”) between ACUCELA INC., a Washington corporation, having an address at 1301 Second Avenue, Suite 1900, Seattle, WA 98101 (“Company”) and Peter Kresel, having an address at 336 Neutra Street, Palm Springs, CA 92264 (“Consultant”). Company desires to retain Consultant to perform certain consulting activities as described below, and Consultant desires to serve as a consultant to Company and perform such activities under the terms of this Agreement.

NOW, THEREFORE, Consultant and Company agree as follows:

1. SERVICES AND COMPENSATION

(a) Consultant agrees to act as a consultant to Company as needed with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Company, and perform the services described on Exhibit A hereto (collectively, “Services”). To the extent any terms set forth in an Exhibit conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the parties in such Exhibit.

(b) Company agrees to pay Consultant the compensation set forth on Exhibit A hereto for the performance of the Services.

2. CONFIDENTIALITY

(a) “Confidential Information” means any proprietary information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by Company either directly or indirectly in writing, orally or otherwise. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services.

(b) Consultant shall not, during or subsequent to the term of this Agreement, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company, or disclose Confidential Information to any third party. Consultant agrees that Confidential Information shall remain the sole property of Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information. Notwithstanding the above, Consultant’s obligation under this Section 2(b) relating to Confidential Information shall not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of

Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Company any proprietary information or trade secrets of any former or current employer or other person or entity to which Consultant has a duty to keep in confidence such information and that Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by the same. Consultant will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation by Company of such third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

(d) Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company all Confidential Information and Company’s property relating thereto and all tangible embodiments thereof, in Consultant’s possession or control.

3. OWNERSHIP

(a) Consultant hereby irrevocably assigns to Company all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, reduced to practice or made by Consultant alone or jointly with others in the course of performing the Services or through the use of Confidential Information (collectively, “Inventions”).

(b) Consultant agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions. It is understood and agreed that Company or Company’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(c) Upon the termination of this Agreement, or upon Company’s earlier requests, Consultant will deliver to Company all property relating to, and all tangible embodiments of, Inventions in Consultant’s possession or control.

(d) Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant has an interest (“Item, Consultant will inform Company in writing thereof, and Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the exploitation of such Invention.

(e) Consultant agrees that if Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant.

(f) Consultant hereby represents and warrants that, if Consultant has employees, Consultant has executed written agreements with all of its employees and other personnel, including without limitation, those of Consultant’s employees and personnel performing Services under this Agreement, requiring such employees and personnel to be bound by the terms and conditions of this Agreement, including without limitation, obligations relating to Section 2 (Confidentiality) and Section 3 (Ownership).

4. REPORTS. Consultant agrees, from time to time during the term of this Agreement, to keep Company advised as to Consultant’s progress in performing the Services and, as reasonably requested by Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. All such reports prepared by Consultant shall be the sole property of Company.

5. TERM AND TERMINATION

(a) This Agreement will commence on the Effective Date and will continue for a period of one (1) year ending on December 31, 2012, or until earlier terminated by either party as provided below.

(b) Either Consultant or Company may terminate this Agreement upon ten (10) days prior written notice thereof to the other party.

(c) Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(i) Company shall be obliged to pay, within thirty (30) days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services completed by Consultant and related expenses, if any, in accordance with the provisions of Section 1 hereof, and

(ii) Sections 2, 3, 5(c), 6, 7, 8, 10 and 11 shall survive expiration or termination of this Agreement.

6. INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

7. NO DEBARMENT. Consultant represents and warrants that Consultant has not been debarred under Section (a) or (b) of 21 U.S.C. Section 335a and does not appear on the United States Food and Drug debarment list. Consultant represents and warrants that Consultant has not committed any crime or conduct that could result in such debarment or Consultant’s exclusion from any governmental healthcare program. Consultant represents and warrants that, to Consultant’s knowledge, no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against Consultant. Consultant agrees and undertakes to promptly notify the Company if Consultant becomes debarred or proceedings have been initiated against Consultant with respect to debarment, whether such debarment or initiation of proceedings occurs during or after the term of this Agreement.

8. ARBITRATION AND EQUITABLE RELIEF. Company and Consultant hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in accordance with the rules and procedures of the Judicial Arbitration and Mediation Service (JAMS) by one (1) arbitrator appointed in accordance with said rules. Any such arbitration shall be held in Seattle, Washington. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted as a certified English translation accompanied by the original or a true copy thereof. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either party.

9. CONFLICTING OBLIGATIONS. Consultant hereby certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly (i) provide any services in the Field of Interest (as defined on Exhibit A hereto) to any other business or commercial entity, (ii) provide any services for any company that is competitive with the Company and shall list on Exhibit B hereto any other companies for whom Consultant is providing services (“Outside Companies”), or (iii) participate in the formation of any business or commercial entity in the Field of Interest or otherwise competitive with the Company. Without limiting the foregoing, Consultant agrees to use his or her best efforts (A) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for the Outside so as to minimize any questions of disclosure of, or rights under, any Inventions, (B) to notify the Company if at any time the Consultant believes that such questions may result from his or her performance under this Agreement and (C) to assist the Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of the Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.

10. NON-SOLICITATION. For a period of twelve (12) months from the Effective Date, Consultant shall not either directly or indirectly, either for self or for any other person, third party or entity, (i) solicit, induce, recruit, or encourage any of the Company’s employees, advisors or consultants to terminate their relationship with the Company, (ii) take away, hire, or give Company employee information to a third party, (iii) otherwise engage the services of such employees, advisors or consultants, or (iv) attempt to engage in any of the activities prohibited by clauses (i) - (iii).

11. GENERAL. This Agreement (together with the Exhibits hereto) is the sole agreement and understanding between Company and Consultant concerning the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such matter. Any required notice shall be given in writing by customary means with receipt confirmed at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other. During the term of this Agreement and thereafter, Company shall have the right to use Consultant’s name title and any other description for any commercially reasonable purpose, including without limitation, on its promotional materials, business plans, websites, press releases and any other materials. Consultant shall not subcontract any portion of Consultant’s duties under this Agreement without the prior written consent of Company. Neither this Agreement nor any right hereunder nor interest herein may be assigned or transferred by Consultant without the express written consent of Company. Any assignment or transfer of this Agreement in violation of the foregoing shall be null and void. Company may assign this Agreement to any entity, including without limitation, any entity that succeeds to substantially all of the business or assets of Company. This Agreement shall be governed by the laws of the State of Washington, without reference to its conflicts of law principles. This Agreement may only be amended or modified by a writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant. The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission or email (PDF), and facsimile or email (PDF) copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ACUCELA INC.		PETER KRESEL

By:	/s/ David L. Lowrance	/s/ Peter A. Kresel
	(Signature)	(Signature)
Name:	David L. Lowrance	Name: Peter A. Kresel
Title:	Chief Financial Officer	Title: Principal

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services. Consultant will render to Company the following Services:

•	Provide global regulatory and product development support for Company’s ophthalmology products;

•	Develop strategy support for Company’s Joint Development Committee and key alliance meetings;

•	Provide input to Company’s corporate strategy;

•	Participate in Company’s project management/organization development process;

•	Support Company’s alliance with Company’s corporate partner, Otsuka Pharmaceutical Co. Ltd; and

•	Review Company’s business plan and provide business development support as needed;

(collectively the “Field of Interest”)

2.	Deliverables. In addition to the obligations set forth in Section 4 of this Agreement, Consultant will also provide the following:

•	Attend quarterly in-person strategic R & D meetings (to take place prior to Company’s Board Meetings); and

•	Participate in monthly R & D telephone discussions.

Compensation.

•	For Services rendered by Consultant under this Agreement, Company shall pay Consultant at the rate of eighteen thousand US dollars ($18,000) per month as a fixed retainer during the term of this Agreement.

•	If travel is required, Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement that are pre-approved by Company in writing.

•	Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis, by the fifth (5th) day of each month, in a form acceptable by Company. Invoices from Consultant will be due and payable within thirty (30) days of receipt. In no event will Company pay any invoices that are submitted by Consultant in excess of ninety (90) days following the completion of any services or in excess of ninety (90) days from the date on the receipt of any incurred travel costs as set forth in this Agreement.

EXHIBIT B

OUTSIDE COMPANIES

[List; if none, so indicate]

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

This Amendment No. 1 to Consulting Agreement (“Amendment No. 1”) is made as of January 2, 2013 (“Effective Date) by and between PETER KRESEL (“Consultant”) and ACUCELA INC. (“Company”).

RECITALS

1. Company and Consultant are parties to that certain Consulting Agreement dated as of January 1, 2012, pursuant to which Consultant agrees to perform certain services for Company and Company agrees to compensate Consultant for such services; and

2. Company and Consultant desire to amend certain terms of the Agreement.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

AGREEMENT

(a)	Unless defined otherwise in this Amendment No. 1, capitalized terms used in this Amendment No. 1 shall have the meanings given them in the Agreement.

(b)	Section 5 (Term and Termination) of the Agreement shall be amended in order to extend the term of the Agreement by an additional twelve (12) month period to expire at midnight on January 2, 2014.

(c)	Except as expressly modified by this Amendment No. 1, the Agreement shall remain unchanged and continue in full force and effect

(d)	This Amendment No. 1 shall be effective as of the Effective Date.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first above written. The parties may execute this Amendment No. 1 in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Amendment No. 6 may be delivered by facsimile transmission or email (PDF), and facsimile or email (PDF) copies of executed signature pages shall be binding as originals.

ACUCELA INC.	CONSULTANT

/s/ David L. Lowrance	/s/ Peter Kresel
Name: David L. Lowrance	Peter Kresel
Title: Chief Financial Officer	Nov 28, 2012

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

This Amendment No. 2 to Consulting Agreement (“Amendment No. 2”) is made as of June 1, 2013 (“Effective Date) by and between PETER KRESEL (“Consultant”) and ACUCELA INC. (“Company”).

RECITALS

A.	Company and Consultant are parties to that certain Consulting Agreement dated as of January 1, 2012 and amended on January 2, 2013 (collectively, the “Agreement”), pursuant to which Consultant agrees to perform certain services for Company and Company agrees to compensate Consultant for such services; and

B.	Company and Consultant desire to amend certain terms of the Agreement.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

AGREEMENT

1.	Unless defined otherwise in this Amendment No. 2, capitalized terms used in this Amendment No. 2 shall have the meanings given them in the Agreement.

2.	The Compensation Section under Exhibit A shall be amended in order to increase the Consultant’s monthly fee from $18,000/per month to $30,000/per month due to the increased level of engagement which has been requested by Company as of the Effective Date of this Amendment. The increased monthly fee will remain in effect until both Company and Consultant mutually agree to revert back to the original $18,000/per month once the level of engagement subsides and returns to the level as originally contemplated in the Agreement.

3.	Except as expressly modified by this Amendment No. 2, the Agreement shall remain unchanged and continue in full force and effect

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the day and year first above written. The parties may execute this Amendment No. 2 in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Amendment No. 2 may be delivered by facsimile transmission or email (PDF), and facsimile or email (PDF) copies of executed signature pages shall be binding as originals.

ACUCELA INC.		CONSULTANT

/s/ David L. Lowrance		/s/ Peter Kresel
Name:	David L. Lowrance	Peter Kresel
Title:	Chief Financial Officer	6-24-2013